Exhibit 99.1

GAP INC. COMPLETES $750 MILLION FIVE-YEAR UNSECURED REVOLVING

CREDIT FACILITY, REPLACING THREE-YEAR SECURED FACILITY

Company Also Plans $122 Million in Early Debt Retirement in the Third Quarter

Activities Reflect Company’s Improved Credit Profile

and Increased Financial Flexibility

SAN FRANCISCO — September 2, 2004 — Reflecting a continued improvement in its credit profile, Gap Inc. (NYSE:GPS) today announced the completion with major commercial banks of a five-year unsecured $750 million revolving credit facility. The new facility replaces the company’s existing $750 million three-year secured revolving credit facility, which was scheduled to expire in June 2006. Unlike the old facility, the new credit facility does not contain any restrictions on share repurchases, dividend increases and debt repurchases.

The company also announced it is exercising the option to retire the remaining $122 million in debt from its 2005 maturity during the third quarter 2004. As a result, the company expects to incur about $0.01 per share, or $10 million, in loss on early retirement of debt during the third quarter.

“The new credit facility and early debt retirement reflect our strong balance sheet and improved operating performance, and provides management with greater financial flexibility in managing our businesses and growth initiatives,” said Byron Pollitt, Chief Financial Officer, Gap Inc.

The company ended the second quarter with $4.3 billion in cash and short-term investments, of which $1.4 billion is restricted. The company reported end-of-quarter debt of $2.3 billion, ending the quarter with $2 billion more in cash and short-term investments than debt. Since May 2003, the company has retired more than $1.1 billion in debt.

Forward-Looking Statements

The information made available on this press release contains certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:	Media Relations:
Mark Webb	Jordan Benjamin
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